EXHIBIT 10.09
Guidelines for Transfer of AllianceBernstein L.P. Units

No transfer of ownership of the units of AllianceBernstein L.P. (the private partnership) is permitted without prior approval of AllianceBernstein and AXA Equitable Life Insurance Company (“AXA Equitable).

Under the terms of the Transfer Program, transfers of ownership will be considered once every calendar quarter.

To sell your Units to a third party:		To donate the Units:
❑	You must first identify the buyer for your Units. AllianceBernstein can not maintain a list of prospective buyers nor will AllianceBernstein act as a buyer.	❑	The donor must obtain approval of AllianceBernstein and AXA Equitable for the transfer of units.
❑	The unitholder and the prospective buyer must submit a request for transfer of ownership of the Units and obtain approval of AllianceBernstein and AXA Equitable for the transaction.	❑	Documentation required for consideration of approval includes: - Unit Certificate(s) - Executed “Stock” Power Form, with guaranteed signature - Letter from Transferee
❑	Documentation required for consideration of approval includes:	❑	Additional required documentation should be verified with AllianceBernstein’s transfer agent, Mellon Investor Services, LLC, at 866-737-9896.
- Unit Certificate(s)
- Executed “Stock” Power Form, with guaranteed signature
- Letter from Seller
- Letter from Purchaser

To have private Units re-registered to your name if they have been left to you by a deceased party:		To re-register your certificate to reflect a legal change of name or change in custodian:
❑	The beneficiary must obtain approval of Alliance Capital and AXA Equitable for the transfer of units.	❑	The unitholder must obtain approval of AllianceBernstein and AXA Equitable for the change of name/registration on the unit certificate.
❑	Documentation required for consideration of approval includes:	❑	Documentation required for consideration of approval includes:
	- Unit Certificate(s)		- Unit Certificate(s)
	- Executed “Stock” Power Form, with guaranteed signature		- Executed “Stock” Power Form, with guaranteed signature
	- Copy of death certificate - Required Inheritance Tax Waiver for applicable states		- Specific instruction letter indicating the manner in which the new unit certificate should be registered

❑	Additional required documentation (which varies by state) should be verified with Alliance Capital’s transfer agent, Mellon Investor Services, LLC, at 866-737-9896	❑	Additional required documentation should be verified with AllianceBernstein’s transfer agent, Mellon Investor Services, LLC, at 866-737-9896.

Once AllianceBernstein and AXA Equitable approve the transfer request, AllianceBernstein will inform you of the approval and begin processing the transfer.

You should not begin to prepare necessary documentation until you have contacted:

David Lesser
Legal and Compliance Department - Transfer Program
AllianceBernstein L.P.
1345 Avenue of the Americas
New York, NY 10105
Phone: (212) 969-1429

AllianceBernstein L.P.

Policy Regarding Partners’ Requests for Consent to
Transfer Limited Partnership Interests to Third Parties
Pursuant to the 2% Safe Harbor in Treasury Regulations Section 1.7704-1(j)

Any transfer of a limited partnership interest in AllianceBernstein L.P. (formerly known as Alliance Capital Management L.P., “AllianceBernstein”) requires the approval of AllianceBernstein’s general partner (the “General Partner”) and AXA Equitable Life Insurance Company (formerly known as The Equitable Life Assurance Society of the United States, “AXA Equitable”) pursuant to Article 12 of AllianceBernstein’s partnership agreement. Summarized below is the policy that the General Partner and AXA Equitable will follow for considering requests for consent to the transfer of AllianceBernstein limited partnership interests to third parties pursuant to the 2% safe harbor contained in Treasury Regulations Section 1.7704.1(j). The General Partner and AXA Equitable will follow this policy so that they may treat those requests equitably while taking into account the interests of AllianceBernstein and all of its partners.

In order to facilitate equitable access to the limited available capacity under the 2% safe harbor, the General Partner and AXA Equitable will, in general, consider transfer requests from limited partners during the last month of each calendar quarter. All partners seeking to transfer limited partnership interests should therefore submit their written requests, as well as all supporting documentation that is either required by the AllianceBernstein partnership agreement or customarily required by transfer agents, to AllianceBernstein no later than the end of the second calendar month of each calendar quarter in order to be considered in that calendar quarter.

The General Partner and AXA Equitable propose to allow transfers in each of the first three calendar quarters of each calendar year not in excess of one-sixth of the available capacity under the 2% safe harbor. In the fourth calendar quarter of each calendar year, the General Partner and AXA Equitable propose to allow transfers not exceeding the balance of the available capacity under the 2% safe harbor. The available capacity for any calendar quarter will reflect all prior transfers required to be taken into account under the applicable Treasury Regulations. If the total requested transfers in any calendar quarter exceeds the available capacity for that calendar quarter, transfers will be permitted on a first-come, first-serve basis, based on the date on which the General Partner received each transfer request. Requests for transfers that are not permitted in any calendar quarter will be “rolled over” to succeeding quarters unless withdrawn by the requesting limited partner.

In order to facilitate compliance with the federal securities laws, the General Partner and AXA Equitable expect that limited partners will be responsible for identifying prospective transferees and negotiating and documenting the terms of any proposed transfer. AllianceBernstein and its affiliates do not maintain a list of interested purchasers nor will they participate in maintaining a formal or informal market in AllianceBernstein limited partnership interests.

This policy applies only to transfers by limited partners to third parties. The General Partner and AXA Equitable may, from time to time, as they in their sole discretion see fit, consent to transfers at times or in amounts not in accordance with this policy, including transfers to AllianceBernstein or its affiliates. Such transfers may have the effect of reducing the maximum number of transfers available under this policy.

The General Partner and AXA Equitable, in determining which transfers are permissible pursuant to the 2% safe harbor, will interpret the applicable Treasury Regulations strictly and conservatively so as to ensure that there is no risk that AllianceBernstein will be treated as a publicly traded partnership. The General Partner and AXA Equitable reserve the right to refuse any transfer that they believe may require registration under the federal securities law. The General Partner and AXA Equitable also reserve the right to refuse transfers to the extent that they, in their sole discretion, determine that it is necessary to accommodate other transfers or transactions that they deem to be in the best interests of AllianceBernstein and AllianceBernstein Holding L.P.

The General Partner and AXA Equitable reserve the right to amend or withdraw this policy at any time that they determine it is in the best interest of AllianceBernstein to do so, including if the number of transfer requests being received is sufficiently small as not to warrant, in the judgment of the General Partner and AXA Equitable, the administrative burdens of continuing this policy.